AGREEMENT AND PLAN OF COMBINATION AND REORGANIZATION

BY AND AMONG

CAPSTONE BANK,

NEWBRIDGE BANCORP

AND

NEWBRIDGE BANK

November 1, 2013

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger.	1
1.2	Effective Time.	2
1.3	Effects of the Merger.	2
1.4	Conversion of Seller Common Stock.	2
1.5	Seller Options.	3
1.6	Dissenting Shareholders.	3
1.7	Tax Consequences.	4
1.8	Fractional Shares.	4
ARTICLE II DELIVERY OF MERGER CONSIDERATION		4
2.1	Exchange Procedures.	4
2.2	Rights of Former Seller Shareholders.	5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		6
3.1	Corporate Organization.	6
3.2	Capitalization.	6
3.3	Authority; No Violation.	8
3.4	Consents and Approvals.	9
3.5	Reports; Regulatory Matters.	9
3.6	Financial Statements.	10
3.7	Broker’s Fees.	11
3.8	Absence of Certain Changes or Events.	11
3.9	Legal Proceedings.	13
3.10	Taxes and Tax Returns.	14

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3.11	Employee Matters.	15
3.12	Compliance with Applicable Law.	20
3.13	Certain Contracts.	21
3.14	Risk Management Instruments.	22
3.15	Investment Securities and Commodities.	22
3.16	Loan Portfolio.	23
3.17	Property.	24
3.18	Insurance.	24
3.19	Intellectual Property.	25
3.20	Environmental Liability.	25
3.21	Leases.	26
3.22	Privacy of Customer Information.	26
3.23	Bank Secrecy Act; Patriot Act; Money Laundering.	26
3.24	CRA Compliance.	26
3.25	Securitizations.	27
3.26	Reorganization; Approvals.	27
3.27	Opinion.	27
3.28	Disaster Recovery and Business Continuity.	27
3.29	Seller Information.	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		27
4.1	Corporate Organization.	28
4.2	Capitalization.	29
4.3	Authority; No Violation.	30
4.4	Consents and Approvals.	31
4.5	Reports; Regulatory Matters.	31

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4.6	Financial Statements.	33
4.7	Broker’s Fees.	34
4.8	Absence of Certain Changes or Events.	34
4.9	Legal Proceedings.	34
4.10	Taxes and Tax Returns.	34
4.11	Compliance with Applicable Law.	34
4.12	Assets.	35
4.13	Insurance.	35
4.14	Material Contracts.	35
4.15	Approvals.	36
4.16	Buyer Information.	36
4.17	Bank Secrecy Act; Patriot Act; Money Laundering.	36
4.18	CRA Compliance.	36
4.19	Tax Matters.	36
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		37
5.1	Conduct of Seller’s Business Before the Effective Time.	37
5.2	Seller Forbearances.	37
5.3	Buyer Forbearances.	41
ARTICLE VI ADDITIONAL AGREEMENTS		41
6.1	Regulatory Matters.	41
6.2	Access to Information; Confidentiality; Non-solicitation of Employees.	43
6.3	Shareholder Approvals.	44
6.4	The Nasdaq Global Select Market Listing.	45
6.5	Employee Matters.	45
6.6	Indemnification; Directors’ and Officers’ Insurance.	46

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6.7	Additional Agreements.	47
6.8	Advice of Changes.	48
6.9	No Solicitation.	47
6.10	Restructuring Efforts.	51
6.11	Commercially Reasonable Efforts; Cooperation.	51
6.12	Tax Covenants of Buyer and Surviving Bank.	52
6.13	Board of Directors of Buyer.	52
6.14	Continuing Service.	52
6.15	Termination of Certain Rights.	53
ARTICLE VII CONDITIONS PRECEDENT		53
7.1	Conditions to Each Party’s Obligation to Effect the Merger.	53
7.2	Conditions to Obligations of Buyer.	54
7.3	Conditions to Obligations of Seller.	54
ARTICLE VIII TERMINATION AND AMENDMENT		55
8.1	Termination.	55
8.2	Effect of Termination.	58
8.3	Fees and Expenses.	58
8.4	Amendment.	60
8.5	Extension; Waiver.	60
ARTICLE IX GENERAL PROVISIONS		60
9.1	Closing.	60
9.2	Standard.	60
9.3	Nonsurvival of Representations, Warranties and Agreements.	61
9.4	Notices.	61
9.5	Interpretation.	62

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9.6	Counterparts.	62
9.7	Entire Agreement.	62
9.8	Governing Law; Jurisdiction.	62
9.9	Publicity.	63
9.10	Assignment; Third-Party Beneficiaries.	63
9.11	Enforcement.	63

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DEFINED TERMS

Adverse Recommendation Change	6.9(b)
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)(i)
Articles of Merger	1.2
Assigned Common Share Price	8.1(g)
Bank Act	1.1(a)
Bank Secrecy Act	3.23
Benefit Plan	9.10(b)
BHC Act	3.4
Business Days	2.1
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Article IV
Buyer Non-Voting Common Stock	1.4(a)
Buyer Policies	4.13
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Regulatory Approvals	7.2(c)
Buyer SEC Reports	4.5(c)
Buyer Shareholder Meeting	6.3(b)
Buyer Stock Plans	4.2(a)

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Buyer Subsidiary	3.1(c)
CERCLA	3.20
Certificate	1.4(d)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)(xi)
Code	Preamble
Commissioner	3.4
Continuing Services Agreement	6.14
Converted Stock Option	1.5
Covered Employees	6.5(a)
Daily Sales Price	8.1(g)
Derivative Transactions	3.14(a)
Designated Executive	6.15
Determination Date	8.1(g)
Determination Price	8.1(g)
Effective Termination Date	8.1(g)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.5(c)
Exchange Agent	2.1
Exchange Ratio	1.4(c)

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Expense Reimbursement	8.3(b)(iii)
Fair Credit Reporting Act	3.22
FDI Act	3.4
FDIC	3.1(d)
Federal Reserve Board	3.4
FFIEC	3.28
Final Index Price	8.1(g)
FMV Price	1.5
Form S-4	4.4
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.22
HSR Act	3.4
IIPI	3.22
Indemnified Parties	6.6(a)
Index	8.1(g)
Index Change Ratio	8.1(g)
Initial Average Price	8.1(g)
Initial Index Price	8.1(g)
Intellectual Property	3.19
IRS	3.10(a)
knowledge	9.5
Leased Properties	3.17
Liens	3.17

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Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Preamble
Merger Consideration	1.4(c)
NCBCA	1.1
NewBridge Bank Policies	4.13
Other Regulatory Approvals	3.4
Owned Properties	3.17
Patriot Act	3.23
Permitted Encumbrances	3.17
person	9.5
Policies	4.13
Policies, Practices and Procedures	3.15(b)
Property Lease	3.21
Proxy Statement	3.29
Real Property	3.17
Regulatory Agencies	3.5
Sarbanes-Oxley Act	4.11(b)
SEC	3.5
Section 409A	3.11(m)
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	3.1(b)

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Seller Benefit Plans	3.11(a)
Seller Board	3.3(a)
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Article III
Seller Expense Reimbursement	8.3(c)
Seller Financial Statements	3.6(a)
Seller Options	3.2(a)
Seller Policies	3.18
Seller Preferred Stock	3.2(a)
Seller Regulatory Agreement	3.5
Seller Requisite Regulatory Approvals	7.3(c)
Seller Shareholder Meeting	6.3(a)
Seller Stock Plans	3.2(a)
Series A Preferred Stock	1.4(a)
SERPs	3.11(c)(iv)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.9(d)(ii)
Surviving Bank	Preamble
Tax Return	3.10(c)
Tax(es)	3.10(b)

x

Termination Fee	8.3(b)
Trading Day	8.1(g)
Treasury Regulations	Preamble
Trust Account Common Shares	1.4(b)

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AGREEMENT AND PLAN OF COMBINATION AND REORGANIZATION

This AGREEMENT AND PLAN OF COMBINATION AND REORGANIZATION (this “Agreement”) by and among CapStone Bank, a North Carolina commercial bank (“Seller”), NewBridge Bancorp, a North Carolina corporation (“Buyer”), and NewBridge Bank, a North Carolina commercial bank (“NewBridge Bank”), is dated as of November 1, 2013.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Buyer and NewBridge Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate a business combination pursuant to this Agreement in which Seller will merge with and into NewBridge Bank (the “Merger”), so that NewBridge Bank is the surviving bank of the Merger (sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, the outstanding shares of capital stock of Seller will be converted into the right to receive the Merger Consideration set forth in Section 1.4 of this Agreement at the effective time of the Merger;

WHEREAS, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations of the U.S. Department of the Treasury promulgated under the Code (“Treasury Regulations”) for federal income tax purposes; and

WHEREAS, Seller, Buyer and NewBridge Bank desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with Chapter 53C of the North Carolina General Statutes (the “Bank Act”) and Chapter 55 of the North Carolina General Statutes (the “NCBCA”), Seller shall merge with and into NewBridge Bank at the Effective Time. NewBridge Bank shall be the Surviving Bank in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease. NewBridge Bank shall remain a wholly owned subsidiary of Buyer. The Articles of Incorporation and Bylaws of NewBridge Bank in effect immediately prior to the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Bank following such Merger. The directors of the Surviving Bank at the Effective Time shall be the directors of NewBridge Bank immediately prior to the Effective Time.

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(b)          Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a different wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) alter or change the treatment of Seller Options, or the manner in which Converted Stock Options are provided for, in this Agreement; (iii) materially affect, in an adverse manner, the Merger’s qualification as a “reorganization” within the meaning of Code Section 368(a), the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of any party pursuant to this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2          Effective Time.  The Merger shall become effective as set forth in the Articles of Merger that shall be filed with the North Carolina Secretary of State (the “Articles of Merger”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in N.C.G.S. § 53C-7-205 and N.C.G.S § 55-11-06.

1.4          Conversion of Seller Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer, NewBridge Bank or the holder of any of the following securities:

(a)          Each share of the Class A Common Stock (voting), no par value per share (the “Buyer Common Stock”), Class B Common Stock (non-voting), no par value per share (“Buyer Non-Voting Common Stock”), and the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), of Buyer issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)          All shares of common stock, par value $5.00 per share, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller, Buyer or NewBridge Bank (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

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(c)          Each share of Seller Common Stock (excluding shares that are owned, directly or indirectly, by Buyer, NewBridge Bank, or Seller, in each case other than Trust Account Common Shares or as a result of debts previously contracted) issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 2.25 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(d)          From and after the Effective Time, all of the shares of Seller Common Stock (other than those to be cancelled pursuant to Section 1.4(b)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

(e)          Each share of the common stock of NewBridge Bank issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.5          Seller Options.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Seller Options, each Seller Option, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time will cease, at the Effective Time, to represent a right to acquire shares of Seller Common Stock and will be converted at the Effective Time, without any action on the part of the holder of such Seller Option, into an option to purchase Buyer Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Seller Option (but subject to and taking into account any required acceleration of vesting of such Seller Option pursuant to the terms of the applicable Seller Stock Plan as in effect on the date hereof without any further action by Seller). The number of shares of Buyer Common Stock subject to each such Converted Stock Option will be equal to the number of shares of Seller Common Stock subject to the applicable Seller Option multiplied by the Exchange Ratio, and such Converted Stock Option will have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the applicable Seller Option divided by the Exchange Ratio, consistent with the requirements of Section 424(a) of the Code or Treasury Regulations Section 1.409A-1(b)(5)(v)(D), as applicable.

1.6          Dissenting Shareholders.  Any holder of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 55-13-02 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to Seller the Certificate or Certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Buyer shall issue and deliver the Merger Consideration to which such holder of Seller Common Stock is entitled under Section 1.4(c) upon surrender by such holder of the Certificate or Certificates representing shares of Seller Common Stock held by such holder.

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1.7          Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Both prior to and after the Closing, the books and records of each party hereto shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.8          Fractional Shares.

1.9           Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product obtained by multiplying such fractional part of a share of Buyer Common Stock by the FMV Price. The term “FMV Price” means the closing price for Buyer Common Stock on the Nasdaq Global Select Market on the last trading day preceding the Closing Date.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1          Exchange Procedures.  Within three days on which commercial banks generally are open for business in the State of North Carolina (“Business Days”) occurring after the Effective Time, Buyer shall cause the exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), to mail to each holder of record of a Certificate or Certificates a transmittal form and other appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent and which shall be reasonably acceptable to Seller, Buyer and their respective counsel). The Certificate or Certificates so delivered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the Merger Consideration provided in Section 1.4 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue and pay to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration provided in Section 1.4, together with all undelivered dividends or distributions in respect of such shares pursuant to Section 2.2. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.1, or in lieu thereof, such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of shares of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

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2.2          Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time and no transfer of shares of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of shares of Seller Common Stock shall be entitled to vote after the Effective Time at any meeting of shareholders of Buyer the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions) and the Cash Payment, if any, shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4, Section 1.8 or Section 2.2 except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1          Corporate Organization.

(a)          Seller is a commercial bank duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          True, complete and correct copies of the Articles of Incorporation of Seller (the “Seller Articles”), and the Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer.

(c)          Seller has no Subsidiaries. As used in this Agreement, the word “Subsidiary”, when used with respect to a party hereto, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d)          The deposit accounts of Seller are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2          Capitalization.

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(a)          The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 3,587,748 shares were issued and outstanding, and 1,000,000 shares of preferred stock (the “Seller Preferred Stock”), of which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Preferred Stock were reserved for issuance, except for 628,487 shares of Seller Common Stock underlying those options to purchase such shares disclosed in Schedule 3.2(a) of the Seller Disclosure Schedule (“Seller Options”). All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except pursuant to the stock option plans described in Section 3.2(a) of the Seller Disclosure Schedule (“Seller Stock Plans”), as of the date of this Agreement, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or (ii) pursuant to which Seller is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than the Seller Options, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, since December 31, 2012 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock or other equity securities of Seller, or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plan.

(b)          Section 3.2(b) of the Seller Disclosure Schedule sets forth Seller’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such person.

(c)          Section 3.2(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plans, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plans and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans; and (ii) all outstanding awards granted under the Seller Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Seller Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule. Seller has no outstanding warrants to purchase Seller Common Stock or other securities of Seller. Seller has provided to the Buyer complete and accurate copy of the Seller Stock Plans and the forms of all award agreements related thereto.

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3.3          Authority; No Violation.

(a)          Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that this Agreement, and the transactions set forth herein, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has determined to recommend that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of the outstanding shares of Seller Common Stock entitled to vote at such meeting as required by North Carolina law, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, liquidation, subrogation or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets is bound.

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3.4          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”), and the Office of the Commissioner of Banks of the State of North Carolina (the “Commissioner”) under the Bank Act, and approval of such applications and notices, (b) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (the Federal Reserve Board, the FDIC, the Commissioner and each of the foregoing a “Governmental Entity”) and approval of such other applications, filings and notices as may be required (the “Other Regulatory Approvals”), (c) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the Bank Act and the NCBCA, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

3.5          Reports; Regulatory Matters. Seller has timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner, (iv) any state insurance commission or other state regulatory authority, (v) any foreign regulatory authority, (vi) the Securities and Exchange Commission (“SEC”) and (vii) any SRO (each a “Regulatory Agency” and collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5 of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller, no Regulatory Agency or Governmental Entity has initiated since December 31, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, since December 31, 2011, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Seller has fully complied with, and there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller. Since December 31, 2011, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s ordinary course of business).

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Except as set forth on Section 3.5 of the Seller Disclosure Schedule, Seller is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012 a recipient of any supervisory letter from, or since December 31, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller been advised since December 31, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since December 31, 2011 that would result in a determination that Seller is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

3.6          Financial Statements.

(a)          Seller has set forth on Section 3.6(a) of the Seller Disclosure Schedule (a) the balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2012 and December 31, 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2012 and 2011, and (b) the balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to fiscal periods ended subsequent to December 31, 2012 (the “Seller Financial Statements”). The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller (including the related notes, where applicable) (ii) have been prepared from, and are in accordance with, the books and records of Seller in all respects, (iii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis, PLLC has served as the independent registered public accountant for Seller for all periods presented in the Seller Financial Statements; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          Seller has no material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012 or (iii) liabilities incurred since December 31, 2012 in connection with this Agreement and the transactions contemplated hereby.

(c)          Since December 31, 2012, (i) through the date hereof, neither Seller nor, to the knowledge of the executive officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7          Broker’s Fees.  Neither Seller nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement, the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2012, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or NewBridge Bank, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions, including interest rates, affecting banks or their holding companies generally, in each case except to the extent such party is affected in a disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and its Subsidiaries) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such party to timely consummate the transactions contemplated by this Agreement.

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(b)          Since December 31, 2012 through and including the date of this Agreement, Seller has carried on its business in all material respects in the ordinary course of business consistent with past practice.

(c)          Except as set forth in Section 3.8(c) or Section 7.3(d) of the Seller Disclosure Schedule, since December 31, 2012, Seller has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2012, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the Seller’s ordinary course of business and consistent with past practice).

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3.9          Legal Proceedings.

(a)          Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, Seller is not a party to any, and there are no pending or, to the knowledge of the executive officers of Seller, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Seller Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)          There is no injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller or the assets of Seller.

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3.10          Taxes and Tax Returns.

(a)          Seller has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller is not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller for which Seller does not have reserves that are adequate under GAAP. Seller is not a party to or bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement. Within the past five years, Seller has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Seller is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS, and no pending request for permission to change any accounting method has been submitted by Seller. Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). Seller has not taken or agreed to take any action or has knowledge of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means (i) any and all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments in the nature of a tax imposed by a governmental authority or jurisdiction together with all penalties and additions to tax and interest thereon and (ii) any liability for taxes described in clause (i) above under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)          As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

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3.11          Employee Matters.

(a)          Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the Treasury Regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller. No other Seller Benefit Plan exists.

(b)          Seller has previously made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan; and (ix) a list of each person who has options to purchase shares of Seller Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Seller, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Seller Disclosure Schedule sets forth the accrued liability for any such plans, programs and arrangements as of September 30, 2013.

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(c)          With respect to each Seller Benefit Plan, and except as disclosed in Section 3.11(c) of the Seller Disclosure Schedule:

(i)          each Seller Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan;

(ii)          each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has either received a favorable determination letter from the IRS to such effect or such Seller Benefit Plan is covered by a letter from the IRS to the same effect, and, to the knowledge of Seller, no fact, circumstance or event has occurred since the date of such letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)          with respect to each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code either an application for a new determination letter (if applicable) was filed by the end of such Seller Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2007-44 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv)          each Seller Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Seller Disclosure Schedule sets forth (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of any split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v)          no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the knowledge of Seller or any ERISA Affiliate, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

(vi)         all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the balance sheet of Seller for the fiscal year ended December 31, 2012 or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2012;

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(vii)         no Seller Benefit Plan is under, and Seller (including any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii)        no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(ix)         all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, the Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x)          subject to satisfaction of those payments contemplated by Section 7.3(d) and the voluntary termination of certain rights under existing agreements as contemplated by Section 7.2(g) of this Agreement, neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(xi)         all obligations of Seller and ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

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(xii)        to the knowledge of Seller, Seller and each ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii)        except as disclosed on Section 3.11(c)(xiii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)          No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor any of its ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor any of its ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any ERISA Affiliates.

(e)          Subject to the termination of certain agreements and the making of certain payments as described in Section 6.15 and except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)          To the knowledge of Seller, neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code) nor any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any Tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the knowledge of Seller, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Except as disclosed in Section 3.11(f) of the Seller Disclosure Schedule, Seller and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Seller Benefit Plans.

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(g)          No payment made or to be made in respect of any employee or former employee of Seller would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)          With respect to Seller:

(i)          Seller is not a party to or bound by any labor or collective bargaining agreement and to the knowledge of Seller there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and Seller has not experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)         Seller is not a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)        Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)         Seller has no workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)          To the knowledge of Seller, no executive of Seller: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)         Section 3.11(h)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller: name; employing entity; job title; primary work location; current compensation rate; and Seller’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws. Section 3.11(h)(vi) of the Seller Disclosure Schedule contains Seller’s projected maximum aggregate incentive compensation pool for 2013.

(i)          Section 3.11(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller and any of its employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(i) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

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(j)          Except as disclosed in Section 3.11(j) of the Seller Disclosure Schedule (which shall contain the actual present value of the obligations all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), Seller (i) does not provide health or welfare benefits for any retired or former employee and (ii) is not obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)          Neither Seller nor any of its ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l)          Any individual who performs services for Seller and who is not treated as an employee for federal income tax purposes by Seller is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

(m)          (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) Seller (1) has not been required to report to any Governmental Entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has no indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A (other than as disclosed on the Seller Disclosure Schedule); (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12          Compliance with Applicable Law.

(a)          Seller holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and have complied in all material respects with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller. Other than in conformity with law, Seller does not act as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

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(b)          Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13          Certain Contracts.

(a)          Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, Seller is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Bank, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Bank to engage in any line of business in which a North Carolina commercial bank may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and Seller no has knowledge of, and has not received notice of, any material violation of any Seller Contract by any of the other parties thereto.

(b)          (i) Each Seller Contract is valid and binding on Seller and is in full force and effect, (ii) Seller has in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller under any such Seller Contract.

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3.14          Risk Management Instruments.

(a)          “Derivative Transactions” means any swap transaction, structured repurchase transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b)          All Derivative Transactions, whether entered into for the account of Seller or for the account of a customer of Seller, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, liquidation, subrogation or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller have duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the knowledge of Seller, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, which would reasonably be expected to have a Material Adverse Effect.

3.15          Investment Securities and Commodities.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect on Seller, Seller has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)          Seller has acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing its material Policies, Practices and Procedures.

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3.16          Loan Portfolio.

(a)          Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of September 30, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller that is classified as “Other Real Estate Owned” and the book value thereof.

(b)          To the knowledge of Seller, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, liquidation, subrogation or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Seller, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Seller, and all such Loans purchased by Seller, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)          Since December 31, 2012, Seller has not incurred any unusual or extraordinary loan losses that are material to Seller to the knowledge of Seller and in light of its historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

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3.17          Property. Seller (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all liens, pledges, charges, security interests and similar encumbrances of any nature whatsoever (“Liens”), except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or, to Seller’s knowledge, the lessor. To the knowledge of Seller, the Real Property is in material compliance with, and Seller has not received any notice of any violation of, applicable zoning laws and building codes regarding the Real Property and the building and improvements located thereon. The buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller is in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18          Insurance.  Seller is insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions of comparable size and operations to Seller. Seller has a true and complete list of all insurance policies applicable and available to Seller with respect to its business or that are otherwise maintained by or for Seller (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, there is no claim for coverage by Seller pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller have been timely paid, by Seller. To the knowledge of the Seller, Seller has not received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. To the knowledge of Seller, no Seller Policy has been issued by a company that is rated less than “A-“ by A.M. Best & Co.

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3.19          Intellectual Property.  Seller owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Seller’s Intellectual Property have been paid. The use of any Intellectual Property by Seller does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property. To the knowledge of Seller, no person is challenging, infringing on or otherwise violating any right of Seller with respect to any Intellectual Property owned by and/or licensed to Seller. Seller has not received any written notice of any pending claim with respect to any Intellectual Property used by Seller and, to the knowledge of Seller, no Intellectual Property owned and/or licensed by Seller is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20          Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of Seller, threatened against Seller. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller. Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To the knowledge of Seller, Seller and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not Seller or an affiliate of Seller) any property in which Seller holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including CERCLA. Notwithstanding any other provision of this Agreement, Seller’s representations and warranties in this Section 3.20 constitute Seller’s sole representations and warranties with respect to environmental matters, including but not limited to the compliance of Seller, any Leased Property or any Real Property with any law intended for the protection of human health and/or the environment.

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3.21          Leases.  Section 3.21 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller is a party and (b) a list of each parcel of real property leased by Seller together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller and is in full force and effect. Seller has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Seller is not in material default under any Property Lease.

3.22          Privacy of Customer Information.  Seller is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Seller has no reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.23          Bank Secrecy Act; Patriot Act; Money Laundering.  Seller has no any reason to believe that any facts or circumstances exist which would cause Seller to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Seller Board has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.24          CRA Compliance.  Seller has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller to decrease below the “satisfactory” level.

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3.25          Securitizations.  Seller is not a party to any agreement securitizing any of its assets.

3.26          Reorganization; Approvals.  Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.27          Opinion.  Before the execution of this Agreement, the Seller Board has received an opinion from Raymond James & Associates, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.28          Disaster Recovery and Business Continuity.  Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To the knowledge of Seller, such program ensures that Seller can recover its mission critical functions, and complies with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), the SEC, and the FDIC.

3.29          Seller Information.  The information relating to Seller that is provided by Seller or its representatives for inclusion in a joint proxy statement/prospectus relating to the Merger and to the Seller Shareholder Meeting and the Buyer Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

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4.1          Corporate Organization.

(a)          Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”), and the Bylaws, as amended (the “Buyer Bylaws”) of Buyer, as in effect as of the date of this Agreement, have previously been made available to Seller.

(c)          NewBridge Bank is a commercial bank duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. NewBridge Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(d)          The deposit accounts of NewBridge Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e)          Each Subsidiary of Buyer (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Buyer, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement. The term “Buyer Subsidiary” means a direct or indirect Subsidiary of Buyer.

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4.2          Capitalization.

(a)          The authorized capital stock of Buyer consists of 90,000,000 shares of Buyer Common Stock, 10,000,000 shares of Buyer Non-Voting Common Stock, 30,000,000 shares of Preferred Stock (including as a series thereof the Series A Preferred Stock) of which, as of the date of this Agreement (the “Buyer Capitalization Date”), 25,291,568 shares of Buyer Common Stock, 3,186,748 shares of Buyer Non-Voting Common Stock and 15,000 shares of Series A Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, 692,518 shares of Buyer Common Stock were reserved for issuance under options and restricted stock units currently outstanding, and 861,573 shares of Buyer Common Stock were available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). All of the issued and outstanding shares of Buyer Common Stock, Buyer Non-Voting Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Series A Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Series A Preferred Stock, or other equity securities of Buyer. As of the date of this Agreement, there are no contractual obligations of Buyer or NewBridge Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any Buyer Subsidiary or any equity security of Buyer or any Buyer Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Buyer or any Buyer Subsidiary or (ii) pursuant to which Buyer or any Buyer Subsidiary is or could be required to register shares of capital stock or other securities under the Securities Act. Other than the stock options or equity-based award issued pursuant to the Buyer Stock Plans, no options or other equity-based awards of Buyer or any Buyer Subsidiary are outstanding as of the Buyer Capitalization Date. Except as set forth on Section 4.2(a) of the Seller Disclosure Schedule, since December 31, 2012 through the date hereof, neither Buyer nor any Buyer Subsidiary has (A) issued or repurchased any shares of Buyer Common Stock or other equity securities of Buyer or any Buyer Subsidiary, or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Buyer Stock Plan. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

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(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)          Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Buyer and, except for the approval by the shareholders of Buyer of the issuance of shares of Buyer Common Stock as described herein, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, liquidation, subrogation or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          NewBridge Bank has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of NewBridge Bank and, except for the approval by the sole shareholder of NewBridge Bank, no other corporate proceedings on the part of NewBridge Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NewBridge Bank and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of NewBridge Bank, enforceable against NewBridge Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, liquidation, subrogation or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

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(c)          Except as set forth on Section 4.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or NewBridge Bank, nor the consummation by Buyer or NewBridge Bank of the transactions contemplated hereby, nor compliance by Buyer or NewBridge Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws; (ii) violate any provision of the articles of incorporation or bylaws of NewBridge Bank or (iii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Commissioner under the Bank Act, and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the Bank Act and the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Select Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer or NewBridge Bank of this Agreement.

4.5          Reports; Regulatory Matters.

(a)          Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since December 31, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since December 31, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since December 31, 2011, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

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(b)          Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since December 31, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since December 31, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(c)          Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and since December 31, 2010 (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

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4.6          Financial Statements.

(a)          The consolidated financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman, LLP has served as independent registered public accountants for Buyer since April 9, 2013. Grant Thornton, LLP served as independent public accountants for Buyer from December 17, 2007 to April 9, 2013. Neither such firm has resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013 or in connection with this Agreement and the transactions contemplated hereby.

(c)          Since December 31, 2012, (i) through the date hereof, neither Buyer, any of its Subsidiaries nor, to the knowledge of the executive officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

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4.7          Broker’s Fees.

Neither Buyer, any Subsidiary of Buyer nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2012, except as disclosed in the Buyer SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)          Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since December 31, 2012 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9          Legal Proceedings.

(a)          Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the executive officers of the Buyer, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)          There is no injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10          Taxes and Tax Returns.  Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11          Compliance with Applicable Law.

(a)          Each of Buyer and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

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(b)          Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12          Assets. Since December 31, 2012, none of the Subsidiaries of Buyer has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to the knowledge of Buyer and in light of each of its Subsidiary’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency

4.13          Insurance.   Buyer has in effect policies of director’s and officer’s liability, errors and omissions and other liability insurance as set forth on Section 4.13 of the Buyer Disclosure Schedule (the “Buyer Policies”). NewBridge Bank has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as set forth on Section 4.13 of the Buyer Disclosure Schedule (the “NewBridge Bank Policies,” and together with the Buyer Policies, the “Policies”). The Policies provide coverages in such amounts and against such liabilities, casualties, losses or risks as are required by applicable law or regulation; and, in the judgment of management of Buyer and NewBridge Bank, the insurance coverage provided under the Policies is reasonable and adequate in all respects therefor. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina. Neither Buyer nor NewBridge Bank is in default under the provisions of, nor has Buyer or NewBridge Bank received notice of cancellation or nonrenewal of, or any premium increase on any of the Policies, nor has Buyer or NewBridge Bank failed to pay any of its respective premiums therefor. There are no pending claims under any of the Policies, and to the knowledge of Buyer, there are no existing facts or events that are reasonably likely to result in any such claim.

4.14          Material Contracts.Neither Buyer nor NewBridge Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, which default would have a Material Adverse Effect on Buyer or NewBridge Bank, as applicable..

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4.15          Approvals.  Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.16          Buyer Information.  The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.17          Bank Secrecy Act; Patriot Act; Money Laundering.  Neither Buyer nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of NewBridge Bank has adopted and NewBridge Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the Patriot Act.

4.18          CRA Compliance.  NewBridge Bank has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)), NewBridge Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 325.103) and “well-managed” (as that term is defined at Section 53C-1-4(76) of the Bank Act, and NewBridge Bank’s most recent examination rating under the CRA was “satisfactory” or better. Neither Buyer nor NewBridge Bank know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any of its Subsidiaries to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of NewBridge Bank to decrease below the “satisfactory” level.

4.19          Tax Matters.  Except with respect to the matters expressly addressed by Sections 1.4 and 1.6 of this Agreement or with the prior written consent of Seller, neither Buyer, NewBridge Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of Buyer and NewBridge Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Seller, or to use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations. As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in NewBridge Bank, and (ii) Buyer will be in “control” of NewBridge Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of NewBridge Bank following the Merger, and Buyer has no present plan or intention to cause NewBridge Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of NewBridge Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Effective Time, neither Buyer, nor NewBridge Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or NewBridge Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the shareholders of Seller in connection with the Merger.

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ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Seller’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall:

(a)          conduct its business in the ordinary course in all material respects;

(b)          use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c)          take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2          Seller Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, without the prior written consent of Buyer:

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, acceptance of brokered deposits, participation in the Certificate of Deposit Account Registry Service, and entering into repurchase agreements);

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(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under a Seller Stock Plan, in each case in accordance with past practice and the terms of the applicable Seller Stock Plan and related award agreements); provided, however, notwithstanding any of the foregoing in this Section 5.2(c), Seller shall be permitted to declare and pay a one-time cash dividend on outstanding shares of Seller Common Stock in an amount not to exceed $0.10 per share;

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Seller Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Seller Stock Plan;

(f)          hire or terminate any employees or independent contractors or enter into any new employment or independent contractor agreements or arrangements; provided, however, that Seller may terminate any Seller employee for cause, in its sole discretion;

(g)          make any (i) secured loan or extension of credit in an amount in excess of $1,000,000 or (ii) unsecured loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding secured loan or line of credit in excess of $1,000,000 or an outstanding unsecured loan or line of credit in excess of $500,000), or renew or amend any existing loan or extension of credit in excess of $100,000 that is a classified asset; provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $500,000, or amend or renew any existing loan that is a classified asset, and Buyer shall not have disapproved such request in writing within two Business Days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may make the loan or extend the credit referenced in such request on the terms described in such request;

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(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan; provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller shall be permitted to make such payments contemplated by Section 7.3(d) of this Agreement and enter into such appropriate agreements to effect such payments;

(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within two Business Days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 75% of the carrying value for such real estate on the Seller Financial Statements as of September 30, 2013;

(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l)          take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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(m)          amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any such person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)          other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Bank);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)          file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election different from Seller’s prior ordinary course of conduct or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)          take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby;

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2; or

(v)          organize, charter, establish or acquire, directly or indirectly, any Subsidiary.

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5.3          Buyer Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such bank Regulatory Agency (except if such Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

5.4          Tax Covenants of Buyer and NewBridge Bank. After the Effective Time, Buyer, either directly or through NewBridge Bank as long as New Bridge Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Buyer and Seller shall promptly prepare and Buyer shall promptly file with the SEC the Form S-4, in which the Proxy Statement will be included as a joint proxy statement/prospectus. Buyer shall promptly notify Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall provide Seller with copies of all correspondence with the SEC. Each of Buyer and Seller shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Buyer and Seller (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of Buyer and Seller shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Buyer and Seller each shall thereafter mail or deliver the Proxy Statement to their respective shareholders. Each of Buyer and Seller shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

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(b)          Buyer shall, promptly following the Effective Time, file with the SEC and cause to become effective a registration statement on Form S-8 to register the Converted Stock Options and the shares of Buyer Common Stock underlying such Converted Stock Options.

(c)          Seller, Buyer and NewBridge Bank shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller, Buyer and NewBridge Bank shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller, Buyer or NewBridge Bank, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(d)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e)          Each of Buyer, NewBridge Bank and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Seller Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

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6.2          Access to Information; Confidentiality; Non-solicitation of Employees.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each party hereto shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other parties (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

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All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated October 2, 2013.

(c)          No investigation by a party or its representatives shall affect the representations and warranties of any other party set forth in this Agreement.

(d)          Seller and NewBridge Bank each agrees that until the earlier of (i) the Effective Time or (ii) two years from the date of this Agreement, it will not, without the prior written consent of the other, directly or indirectly initiate contact with or otherwise solicit any current officer or employee of the other or its affiliates for the purpose of hiring such officer or employee, except that this prohibition shall not apply to: (i) employment advisements placed in publications of general circulation or in trade journals, or other means not directed specifically at such employee or officer, (ii) contact initiated by such officer or employee, or (iii) the hiring of any such officer or employee as a result of item (i) or (ii).

6.3          Shareholder Approvals.

(a)          Following the declaration of effectiveness of the Form S-4, Seller shall promptly call a meeting of its shareholders to be held for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

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(b)          Following the effectiveness of the Form S-4, Buyer shall promptly call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval of its issuance of Buyer Common Stock in connection with the Merger (including any meeting that occurs after any adjournment, the “Buyer Shareholder Meeting”) on substantially the same terms as set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably possible following declaration of effectiveness of the Form S-4. The Board of Directors of Buyer shall use commercially reasonable efforts to obtain from Buyer’s shareholders such approval, including recommending such approval by Buyer’s shareholders.

6.4          The Nasdaq Global Select Market Listing.  Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, before the Effective Time.

6.5          Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Bank and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or shall cause the Surviving Bank to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to similarly situated employees of NewBridge Bank; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee. Each Covered Employee shall be given credit for his or her full years of service with Seller for purposes of (i) entitlement to vacation and sick leave and for participation in all NewBridge Bank welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in NewBridge Bank’s 401(k) and pension plans.

(b)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller) as the result of an organizational or business restructuring or the integration of Seller with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments (conditioned on such Covered Employee’s execution and non-revocation of a release of claims in a form acceptable to Buyer) equal to two weeks of pay for every year of service with Seller, with a minimum of one month and a maximum of three months of pay for those Covered Employees with one year or more of service with Seller (including service with Surviving Bank). Those Covered Employees with less than one year of service with Seller (including service with Surviving Bank) shall be entitled to receive severance payments equal to two weeks of pay.

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Except as otherwise contemplated by this Agreement, Seller shall take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(b) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including the Surviving Bank’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way the at-will employment policy of Buyer and its Subsidiaries. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Seller be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement).

(c)          If Buyer so requests (which request shall be made no less than 15 days before the Effective Time), Seller shall take any and all actions required (including the adoption of resolutions by the Seller Board) to amend, freeze and/or terminate any or all Seller Benefit Plans immediately before the Effective Time, and, if requested by Buyer, to implement any such actions; provided, however, no such action shall be required by Buyer that would limit, reduce, or otherwise adversely affect those payments contemplated by Section 7.3(d) of the Seller Disclosure Schedule.

6.6          Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or any of its Subsidiaries or who is or was serving at the request of Seller or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.6(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Bank.

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(b)          From and after the Effective Time, the Surviving Bank shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or any Subsidiary of Seller, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

(c)          Buyer shall cause the individuals serving as officers and directors of Seller immediately before the Effective Time to be covered for a period of four years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such.

(d)          The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, the proper officers and directors of Seller and Buyer and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Bank.

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6.8          Advice of Changes.  Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9          No Solicitation.

(a)          None of Seller, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Seller shall, and shall cause each of the Subsidiaries and representatives of Seller and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its Subsidiaries is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize its Subsidiaries and representatives to) (x) furnish nonpublic information regarding Seller and its Subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

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(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii)          Seller has given Buyer at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)          Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

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In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c)          In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller by any person that informs the Seller Board that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller and securities of the entity surviving any merger or business combination including any of Seller’s Subsidiaries) of Seller, or any of its Subsidiaries representing more than 25% of the assets of Seller and its Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

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(ii)          “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or its Subsidiaries, at the direction or with the consent of Seller or its Subsidiaries, shall be deemed to be a breach of this Section 6.9 by Seller.

(f)          Nothing contained in this Section 6.9 shall prohibit Seller or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.10          Restructuring Efforts.  If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, Seller and Buyer shall each in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither of them shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to it or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.11          Commercially Reasonable Efforts; Cooperation.  Each of Seller, Buyer and NewBridge Bank agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

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6.12          Tax Covenants of Buyer and Surviving Bank.  After the Effective Time, Buyer, either directly or through Surviving Bank as long as Surviving Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

6.13          Board of Directors of Buyer.

(a)          Boards of Directors. Buyer shall appoint Michael S. Patterson and two other members of the Seller Board selected by it (after receiving input from Mr. Patterson) to the Boards of Directors of Buyer and the Surviving Bank (and Mr. Patterson shall serve on the Executive Committee of each Board) for the period until the next annual meeting of shareholders of Buyer following the Effective Time and, subject to the good faith consideration by the Nominating and Corporate Governance Committee of the Board of Directors of Buyer of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by the shareholders of Buyer to a regular term on the Board of Buyer at such annual meeting of shareholders and, if so elected, cause such persons to be appointed to the Board of Directors of the Surviving Bank, and, at a minimum, shall continue to make such nominations with respect to each such individual until the making of nominations for the sixth annual meeting of shareholders of Buyer following the Effective Time. The Boards of Directors of Buyer and the Surviving Bank shall take appropriate actions to permit such nominations and service under their respective Bylaws.

(b)          Advisory Board. Those members of the Seller Board not appointed to the Board of Directors of Buyer and the Surviving Bank as provided in Section 6.13(a) shall be asked to serve on the Surviving Bank’s Triangle Region Advisory Board for terms of three years. Each member of such Advisory Board shall receive a fee of $250.00 per quarterly meeting attended.

6.14          Continuing Service.  Immediately following the Effective Time, Michael S. Patterson and the Surviving Bank shall enter a mutually agreeable contract providing for Mr. Patterson to provide services to the Surviving Bank as an independent contractor for a term of five years at an annual compensation of $150,000 (the “Continuing Services Agreement”).

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6.15          Termination of Certain Rights.  The Surviving Bank intends to unilaterally terminate the change in control agreements (as disclosed in Section 3.13(a) of the Seller Disclosure Schedule) of Michael S. Patterson, Debra L. Lee, Susan C. Gilbert, W. Craig George and Robert E. Branch (each a “Designated Executive”) immediately following the Effective Time, and, subject to the receipt of an executed release agreement acceptable to the Surviving Bank and each applicable Designated Executive, make the applicable payment to each Designated Executive set forth on Section 6.15 of the Buyer Disclosure Schedule.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approvals. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative votes of the holders of Seller Common Stock and the issuance of Buyer Common Stock pursuant to this Agreement shall have approval by the requisite affirmative vote of the holders of the outstanding Buyer Common Stock.

(b)          The Nasdaq Global Select Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(e)          Federal Tax Opinion. Seller and Buyer shall have received the opinion of Buyer’s counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., in form and substance reasonably satisfactory to Seller and Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

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7.2          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to such effect.

(c)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit A.

(e)          Noncompete Agreements. Each member of the Seller Board shall have executed and delivered a noncompete agreement in the form attached as Exhibit B.

(f)          Delivery of Release Agreements. Each of Michael S. Patterson, Debra L. Lee, Susan C. Gilbert, W. Craig George, and Robert E. Branch shall have executed and delivered release agreements acceptable to the Surviving Bank and to become effective immediately following the Effective Time.

7.3          Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the President and Chief Executive Officer of Buyer to the foregoing effect.

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(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the President and Chief Executive Officer of Buyer to such effect.

(c)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Seller Requisite Regulatory Approvals”).

(d)          Continuing Services Agreement. Michael S. Patterson and NewBridge Bank shall have executed and delivered the Continuing Services Agreement.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or the shareholders of Buyer:

(a)          Mutual Consent. By mutual consent of Seller, Buyer and NewBridge Bank in a written instrument, if the board of directors of each of Seller, Buyer and NewBridge Bank so determines by a vote of the majority of the members of the entire board of directors;

(b)          No Regulatory Approval. By either Seller, Buyer or NewBridge Bank, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Seller Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          Delay. By either Seller, Buyer or NewBridge Bank, if the Merger shall not have been consummated on or before July 1, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)          Material Breach of Representation, Warranty or Covenant. By either Seller, Buyer or NewBridge Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer or NewBridge Bank, or Buyer or NewBridge Bank, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

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(e)          Seller Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the Seller Shareholder Meeting inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

(f)          Buyer Failure to Recommend. By Seller, if the Board of Directors of Buyer shall have failed (i) to recommend in the Proxy Statement the approval of the issuance of Buyer Common Stock as provided in Section 6.3(b), (ii) withdrawn, modified or qualified the recommendation described in the foregoing item (i), or (iii) taken any public action or made any public recommendation in connection with the Buyer Shareholder Meeting inconsistent with such recommendation.

(g)          Trading Collar.

(i)          By Seller, upon its written notice to Buyer within the two (2) Business Days following the Determination Date (as defined below) if:

(A)          Buyer does not have the right to terminate this Agreement pursuant to Sections 8.1(d) or 8.1(e) of this Agreement, or Buyer has the right to terminate this Agreement pursuant to Sections 8.1(d) or 8.1(e) of this Agreement but has not exercised such right as of 5:00 o’clock, p.m., Eastern Time, on the Determination Date;

(B)          The Determination Price (as defined below) on the Determination Date is less than the Assigned Common Share Price; and

(C)          (1) the number obtained by dividing the Determination Price by the Initial Average Price (as defined below), is less than eighty-five percent (85%) of (2) the Index Change Ratio (as defined below).

(ii)          If Seller elects to exercise its termination right pursuant to Section 8.1(g), it shall give written notice to Buyer within two (2) Business Days after the Determination Date, and such termination will be effective on the third Business Day after the giving of such notice (the “Effective Termination Date”).

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(iii)          For purposes of Sections 8.1(g), the following terms have the meanings indicated below:

(A)          “Assigned Common Share Price” means $6.67.

(B)          “Daily Sales Price” for any Trading Day means the daily volume weighted average sales price per share of Buyer Common Stock on the NASDAQ Global Select Market.

(C)          “Determination Date” shall mean the date that is ten (10) Business Days before the anticipated Closing Date.

(D)          “Determination Price” shall mean the average of the Daily Sales Prices of Buyer Common Stock on the ten (10) consecutive Trading Days ending on and including the Determination Date.

(E)          “Final Index Price” means the average of the daily closing amounts of the Index on the ten (10) consecutive Trading Days ending on the Trading Date immediately preceding the Determination Date.

(F)          “Index” means the NASDAQ Bank Index.

(G)          “Initial Average Price” means $7.38.

(H)          “Index Change Ratio” means the ratio determined by dividing the Final Index Price by the Initial Index Price.

(I)          “Initial Index Price” means 2442.81.

(J)          “Trading Day” means a day that Buyer Common Stock is traded on the NASDAQ Global Select Market as reported on the website of www.nasdaq.com.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other parties in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

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8.2          Effect of Termination.  If either Seller, Buyer or NewBridge Bank terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3          Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Seller shall pay to Buyer a termination fee in the amount of $2.0 million (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)          after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that the shareholders of Seller adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

(1)          this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(2)          Seller shall have terminated this Agreement pursuant to Section 8.1(d).

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(iii)          the Termination Fee and the Expense Reimbursement must be paid no later than two Business Days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that shareholders of Seller adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $300,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c)          Buyer shall pay to Seller the Termination Fee and the Seller Expense Reimbursement in immediately available federal funds if this Agreement shall have been terminated by Seller pursuant to Section 8.1(d) or 8.1(f). The Termination Fee and the Seller Expense Reimbursement must be paid no later than two Business Days following the event that triggers such payment. Upon payment of the Termination Fee and the Seller Expense Reimbursement, Buyer, its Subsidiaries and Buyer’s and its Subsidiaries’ respective officers, directors and employees shall have no further liability to Seller at law or in equity with respect to such termination, or with respect to the failure of Buyer’s Board of Directors to recommend that Buyer’s shareholders adopt this Agreement. For purposes of this Section 8.3(c), “Seller Expense Reimbursement” means an amount in cash equal to Seller’s out-of-pocket legal, due diligence and consulting expenses incurred in connection with the transactions contemplated by this Agreement, but in no event shall the Seller Expense Reimbursement exceed $300,000.

(d)          Each of Seller, Buyer and NewBridge Bank acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each would not enter into this Agreement. The amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of the party receiving such payments (with Buyer and NewBridge Bank being deemed to be one party for such purposes) in the event of termination of this Agreement specified in such section. Accordingly, if a party fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the other party commences a suit that results in a final, nonappealable judgment against the party failing to pay for the amount payable to the complaining party pursuant to this Section 8.3, the party failing to pay shall pay to the complaining party its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee, as applicable, and the Expense Reimbursement or the Seller Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

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8.4          Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or the shareholders of Buyer; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5          Extension; Waiver.  At any time before the Effective Time, the Seller or Buyer, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies of the other in the representations and warranties contained in this Agreement or (c) waive compliance by the other with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1          Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2          Standard.  No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(c) and Section 3.3 shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b), 4.3(c)(i), 4.3(c)(ii) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

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9.3          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:

CapStone Bank

4505 Falls of the Neuse Road

Suite 150

Raleigh, NC 27609

Attention: Michael S. Patterson, President and Chief Executive Officer

E-mail: mpatterson@capstonebank.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607-7506

Attention: Todd H. Eveson

Email: teveson@wyrick.com

and

(b) if to Buyer, to:

NewBridge Bank

1501 Highwoods Boulevard, Suite 400

Greensboro, NC 27410

Attention: Pressley A. Ridgill, President and Chief Executive Officer

Email: pressley.ridgill@newbridgebank.com

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with a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

230 North Elm Street, Suite 2000

Greensboro, NC 27401

Attention: Robert A. Singer

Email: rsinger@brookspierce.com

9.5          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is an individual means the actual knowledge (without investigation) of such individual and that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7          Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8          Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by a party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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9.9          Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that either Seller or Buyer may, without the prior consent of the either Seller or Buyer (but after prior consultation with the either Seller or Buyer to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10          Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties any rights or remedies under this Agreement.

(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Remainder of this page intentionally left blank]

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IN WITNESS WHERE, each of Seller, Buyer and NewBridge Bank have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CAPSTONE BANK

By:
Michael S. Patterson
President and Chief Executive Officer

NEWBRIDGE BANCORP

By
Pressley A. Ridgill
President and Chief Executive Officer

NEWBRIDGE BANK

By:
Pressley A. Ridgill
President and Chief Executive Officer

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EXHIBIT A
SUPPORT AGREEMENT

___________ __, 2013

NewBridge Bancorp

1501 Highwoods Boulevard, Suite 400

Greensboro, NC 27410

Ladies and Gentlemen:

The undersigned is a director of CapStone Bank, a North Carolina commercial bank (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

NewBridge Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Combination and Reorganization (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer’s subsidiary bank, NewBridge Bank (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholder Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholder Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3.          The undersigned hereby waives any rights of appraisal and all rights to dissent from the Merger that the undersigned may have.

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4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

________________________________________
________________________________________

Print Name

Number of shares owned with sole voting authority:
__________________________

Number of shares owned with sole voting authority:
__________________________

Accepted and agreed to as of

the date first above written:

NewBridge Bancorp

By:_____________________________________

Pressley A. Ridgill

President and Chief Executive Officer

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EXHIBIT B
DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and among NewBridge Bancorp, a North Carolina corporation (“Buyer”) and NewBridge Bank, a North Carolina commercial bank (“Bank”) (Buyer and Bank being collectively referred to as “NewBridge”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, NewBridge and CapStone Bank, a North Carolina commercial bank (“Seller”), are parties to an Agreement and Plan of Combination and Reorganization dated as of November 1, 2013, as the same may be amended or supplemented in accordance with its terms (the “Combination Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Combination Agreement; and

WHEREAS, as a condition for and an inducement to NewBridge to effect the Combination, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, NewBridge and Director, intending to be legally bound, agree as follows:

1.          Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Combination Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.          Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than one percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

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(c)          “Restricted Business” means the business that was engaged in by Seller immediately before the Effective Time. Director acknowledges and agrees that Seller was, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, commercial lending, consumer lending, mortgage lending and wealth management services and products.

(d)          “Prohibited Territory” means the areas within a forty (40) mile radius of each office maintained by Seller immediately before the Effective Time. Director acknowledges and agrees that Seller was actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.          Noninterference with Customers. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries. “Restricted Customer” means any person or entity that was a customer of Seller at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

4.          Confidential Information. Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection. “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

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5.          Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for NewBridge to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

6.          Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

7.          Assignment. Buyer and Bank each shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

8.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

9.          Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

10.          Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Combination Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

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IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:

[NAME]

NEWBRIDGE BANCORP

By:
Pressley A. Ridgill
President and Chief Executive Officer

NEWBRIDGE BANK

By:
Pressley A. Ridgill
President and Chief Executive Officer

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